Exhibit 4.74

Supplemental Agreement No. 3

to Credit Facility Agreement No. 85/13-B

dated April 26, 2013

Moscow	December 28, 2016

Gazprombank (Joint-Stock Company), General License No. 354, hereinafter referred to as the Lender or the Bank, represented by Alexander Yurievich Muranov, a Deputy Chairman of the Management Board, acting on the basis of power of attorney No. -01/1893 dated December 3, 2015, on the one part, and

Yakutugol Joint Stock Holding Company, hereinafter referred to as the Borrower, represented by Pavel Viktorovich Shtark, the General Director of Mechel Mining Management Company Limited Liability Company, acting on the basis of the Agreement on delegation of powers of the executive body of Yakutugol Open Joint Stock Holding Company to Mechel Mining Management Company Limited Liability Company dated October 21, 2013 and the Articles of Association, on the other part, entered into this Supplemental Agreement No. 3 (hereinafter referred to as the Supplemental Agreement) to Credit Facility Agreement No. 85/13-B dated April 26, 2013, amended by Supplemental Agreement No. 1 dated August 28, 2015 (as amended by Supplemental Agreement No. 1 dated December 25, 2015 and Supplemental Agreement No. 2 dated March 31, 2016), by Supplemental Agreement No. 2 dated June 15, 2016 (hereinafter referred to as the Loan Agreement), as follows:

1    CHANGES AND ADDITIONS TO THE LOAN AGREEMENT

The Parties agreed to make the following changes in the Loan Agreement:

1.1	The definition of the term “Restructuring Date” shall be amended to read as follows:

“The Restructuring Date shall be April 6, 2017.”

1.2	Sub-clause 6.7.2.3 shall be amended to read as follows:

6.7.2.3.	From the Effective Date (excluding such date) to the Interest Payment Deferment Date (inclusive):

6.7.2.3.1.	The first Interest Period shall be from the Effective Date to the 4th day of the month within which the Effective Date falls (inclusive). If the Effective Date falls on a day after the 4th day, the first Interest Period shall end on the 4th day of the following calendar month (inclusive), and if this day of the month is not a business day it shall end on the first business day following such day.

The Interest Payment Date shall be the seventh (7th) business day in July 2016 (inclusive).

6.7.2.3.2.	The second and subsequent Interest Periods shall be the period starting from the day following the last day of the previous Interest Period to the 4th day of every calendar month (inclusive), and if this day of the month is not a business day it shall be the first business day following such day.

Payment of interest for Interest Periods starting from the second to the sixth days, not later than the seventh (7th), business day of July 2016 (inclusive).

The Interest Payment Date for subsequent Interest Periods shall be the seventh (7th) business day of every calendar month, monthly.

6.7.2.3.3.	The last Interest Period shall be the period starting from the day following the last day of the previous Interest Period to the Interest Payment Deferment Date (inclusive).

The Interest Payment Date shall be the Interest Payment Deferment Date.

During the period from the Effective Date to the Interest Payment Deferment Date (inclusive) the interest shall be paid as follows:

•	The larger of the following amounts shall be paid to the Lender:

•	fifty percent (50%) of the amount of each monthly interest payment calculated in accordance with provisions of this article; or

•	the annual interest amount calculated at the rate given in the table below and determined based on the Total Debt/EBITDA ratio in accordance with the latest consolidated financial statements of the Company on the actual debt amounts of the Principal Tranche.

Total Debt/EBITDA ratio	Annual interest rate (%)
6.01 and above	eight and seventy-five hundredths (8.75)
from 5.01 to 6.0	nine and five tenths (9.5)
from 4.01 to 5.0	ten and five tenths (10.5)
4.0 and less	current interest rate for the Line of Credit

The interest rate given in the table above shall apply to calculation of the interest payments starting from the Interest Period immediately following the date of providing, in accordance with sub-clause 8.10.6. of this Agreement, of the certificate that contains a breakdown of financial liabilities indicating that the Total Debt/EBITDA ratio exceeds the value specified in the sub-clause above,

•	the remaining part of each monthly interest payment shall not be paid to the Lender but shall be capitalized by adding it to the amount of the Principal Tranche.

The capitalized interest shall be added to the amount of the Principal Tranche (capitalized) on the Interest Period end dates. Starting from the first day following the date of interest capitalization to the amount of the Principal Tranche, the interest shall accrue on the debt amounts of the Principal Tranche taking into account the capitalized interest.

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6.7.2.4.	Starting from the day following the Interest Payment Deferment Date to the Date of Final Repayment of the Principal Tranche Debt (inclusive):

6.7.2.4.1.	The first Interest Period shall be from the day following the Interest Payment Deferment Date to the 4th day of the month following the Interest Payment Deferment Date (inclusive), and if this day of the month is not a business day it shall be the first business day following such day.

The Interest Payment Date shall be the seventh (7th) business day of the month following the Interest Payment Deferment Date.

6.7.2.4.2.	The second and subsequent Interest Periods shall be the period starting from the day following the last day of the previous Interest Period to the 4th day of every calendar month (inclusive), and if this day of the month is not a business day it shall be the first business day following such day.

The Interest Payment Date shall be the seventh (7th) business day of every calendar month, monthly.

6.7.2.4.3.	The last Interest Period shall be the period starting from the day following the last day of the previous Interest Period to the Date of Final Repayment of the Principal Tranche Debt (inclusive).

The Interest Payment Date shall be the Date of Final Repayment of the Principal Tranche Debt.

1.3	Sub-clause 6.7.4.2 shall be amended to read as follows:

6.7.4.2.	From April 1, 2017 to the Date of Full Repayment of the Additional Debt (inclusive), the Interest on the Additional Debt shall be paid in the amount accrued for the relevant interest period:

6.7.4.2.1.	The first Interest Period shall be from April 1, 2017 to April 4, 2017 (inclusive), and if this day of the month is not a business day it shall be the first day following such day.

The Interest Payment Date in respect of the Additional Debt shall be the seventh (7th) business day in April 2017.

6.7.4.2.2.	The second and subsequent Interest Periods shall be the period starting from the day following the last day of the previous Interest Period to the 4th day of every calendar month (inclusive), and if this day of the month is not a business day it shall be the first day following such day.

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The Interest Payment Date in respect of the Additional Debt shall be the seventh (7th) business day of every calendar month, monthly.

6.7.4.2.3.	The last interest period shall be the period starting from the day following the last day of the previous Interest Period to the Date of Full Repayment of the Additional Debt (inclusive).

The Interest Payment Date in respect of the Additional Debt shall be the Date of Full Repayment of the Additional Debt.

1.4	There shall be added clauses 8.17., 8.18. that read as follows:

“8.17. The Borrower shall, throughout the duration of the Loan Agreement, provide, without delay, other documents (information) on a reasoned request of the Bank including those necessary to familiarize an authorized representative (employees) of the Central Bank of the Russian Federation with activities of the Borrower and shall, on a prior request of the Bank through its authorized representative, take all the measures, within its control, to create for the Bank or other person authorized by the latter as well as for an authorized representative (employees) of the Central Bank of the Russian Federation an opportunity to familiarize themselves with activities of the Borrower directly at the place where the activities are carried out and inspect the activities to obtain information on the condition of assets and business operations of the Borrower provided that the visitors observe the rules for obtaining access to and staying on the premises1.

8.18. The Borrower shall, throughout the duration of the Loan Agreement, take, on a prior request of the Bank, all the measures, within its control, to create for an authorized representative (employees) of the Central Bank of the Russian Federation an opportunity to inspect the pledged item at the place where it is stored (located) provided that the visitors observe the rules for obtaining access to and staying on the premises.”

2    REPRESENTATIONS ABOUT CIRCUMSTANCES

2.1	As of the date of signing the Supplemental Agreement, the Borrower represents that:

2.1.1	The Borrower is a duly established legal entity carrying out its activities in accordance with the Legislation, has rights and powers to own its property, assets and income to carry out its activities in their current form.

2.1.2	The Borrower has the right to enter into this Supplemental Agreement and perform obligations under this Supplemental Agreement.

[1]	The above mentioned opportunities shall, among other things, include:

•	access to production, warehouse, administrative and other rooms and buildings used by the Borrower in its activities, the rights to use which are reflected in its financial statements;

•	meetings and negotiations directly with the officials managing business operations of the Borrower;

•	access to all, without exception, documented information of the Borrower including the restricted distribution information (based on the right of access that the authorized representatives (employees) have by virtue of law or the right of access confirmed by a document).

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2.1.3	The Borrower does not have any information on adoption by the court of a decision on its liquidation (bankruptcy), the Borrower did not take a resolution on its voluntary liquidation (bankruptcy) and no monitoring or receivership or rehabilitation procedure or other similar actions and measures were introduced.

2.1.4	The Borrower took all the necessary corporate resolutions and there were obtained and are valid all the necessary permits, approvals, licenses, exemptions, registrations and notarizations necessary for the conclusion of this Supplemental Agreement and performance of obligations under this Supplemental Agreement.

2.1.5	This Supplemental Agreement is legal, valid and binding on the Borrower and it can be enforced against the Borrower in accordance with terms and conditions of this Supplemental Agreement and provisions of the Legislation.

2.1.6	Acceptance and performance by the Borrower of obligations under this Supplemental Agreement do not entail violations of any provision of the constitutional documents and internal regulations of the Borrower; violations of obligations to third parties under the agreements a party to which is the Borrower or violations of any court decision or administrative act; violations of provisions of the Legislation.

2.1.7	The Borrower acknowledges that the Lender enters into this Supplemental Agreement fully relying on the representations set forth in this Article and the Borrower shall be fully liable for inaccuracy of any provision of this Article (including the inaccuracy rendering this Supplemental Agreement fully or partially void).

3    GENERAL PROVISIONS

3.1	This Supplemental Agreement shall enter into force on the date of its signing.

3.2	The terms used in this Supplemental Agreement shall have the meaning assigned to them in the Loan Agreement.

3.3	This Supplemental Agreement shall constitute an integral part of the Loan Agreement. The changes in the terms and conditions of the Loan Agreement set forth in this Supplemental Agreement shall not terminate the additional obligations associated with the initial main obligations stated in the Loan Agreement taking into account the amendments made by Supplemental Agreement No. 2 to the Loan Agreement.

3.4	Appendixes to this Supplemental Agreement shall constitute an integral part of this Supplemental Agreement.

3.5	If any provision of this Supplemental Agreement becomes invalid or null or if a court or some other competent authority determines that it is invalid or null, such invalidity or nullity shall not affect the validity of the remaining provisions of this Supplemental Agreement that are considered to be valid separately.

4    APPLICABLE LAW. CONSIDERATION OF DISPUTES

4.1	The rights and obligations of the Parties not regulated by provisions of this Supplemental Agreement shall be governed by the legislation of the Russian Federation.

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4.2	This Supplemental Agreement was made and shall be construed in accordance with the legislation of the Russian Federation.

4.3	In case of invalidity or nullity of this Supplemental Agreement or any part thereof, the Parties shall take all reasonable measures to make the necessary changes or additions to this Supplemental Agreement in order to eliminate the consequences of the invalidity or nullity of certain provisions of this Supplemental Agreement.

4.4	Disputes or differences shall be resolved by the Moscow Arbitration Court in accordance with the procedure specified by the Legislation of the Russian Federation.

4.5	For the purpose of compliance with the pre-trial dispute resolution procedure mandatory under provisions of the Arbitration Procedure Code of the Russian Federation, the Parties determined that:

4.5.1	The period for considering by the Borrower of claims of the Lender and taking measures for the pre-trial claim settlement shall be not more than twenty (20) calendar days (in the aggregate) from the date of receipt of the claim by the Borrower (the date on which the claim is deemed to be received by the Borrower in accordance with the Legislation).

4.5.2	The period for considering by the Lender of claims of the Borrower and taking measures for the pre-trial claim settlement shall be not more than thirty (30) calendar days (in the aggregate) from the date of receipt of the claim by the Lender (the date on which the claim is deemed to be received by the Lender in accordance with the Legislation).

5    MAKING CHANGES AND OTHER CONDITIONS

5.1	Changes and additions to this Supplemental Agreement and its termination shall be documented as supplemental agreements constituting an integral part of this Supplemental Agreement.

5.2	Any notice or other correspondence sent by the Parties to each other under this Supplemental Agreement shall be in writing, signed by an authorized person and sent via e-mail to corpfin@mechel.com and fax +7 (495) 221-88-00 (e-mail address, fax number of the Borrower) or fax +7 (495) 719-19-67 (fax number of the Lender) mandatorily accompanied by the original sent by courier or registered mail (registered letter with return receipt requested) or telegraph message to the address stated in Article 6 of this Supplemental Agreement.

5.3	The Supplemental Agreement is executed in Moscow in three (3) copies of equal legal force, one copy for the Borrower and two copies for the Lender.

6    CORRESPONDENCE AND ADDRESSES OF THE PARTIES

6.1	The official correspondence under this Supplemental Agreement shall be in the Russian language, contain mandatory text “Credit Facility Agreement No. 85/13-B dated April 26, 2013” and sent by courier or registered mail (registered letter with return receipt requested) or telegraphic message or fax. The correspondence transmitted by fax shall be mandatorily sent by courier or by post.

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6.2	The Parties shall notify each other of the expected change of their addresses and telex, fax and phone numbers not less than ten (10) calendar days before the date of the change.

6.3	Addresses and bank details of the Parties:

Lender:

Gazprombank (Joint-Stock Company)

bld. 1, 16 Nametkina street, Moscow, 117420, INN (Taxpayer Identification Number) 7744001497, correspondent account 30101810200000000823 with the Main Branch of the Central Bank of the Russian Federation, customer account 47422810100000000051, BIC 044 525 823

USD Account details: CITIBANK N.A., New York SWIFT: CITIUS33 Account- 36141825.

To credit to account 47422840200000000044

Euro Account details: Bank GPB International S.A., Luxembourg SWIFT: GAZPLULL Account: LU643790111780352004.

To credit to account 47422978800000000044

Borrower

Yakutugol Joint Stock Holding Company

bld. 1, 3 Lenina street, Neryungri, Republic of Sakha (Yakutia), 678960

INN (Taxpayer Identification Number) 1434026980, account No. 40702810300261002462, 40702840200263002462, 40702978800263002462 with Ekaterinburg branch of Bank GPB (JSC), BIC 046577411, correspondent account 30101810365770000411 with the Ural Main Branch of the Central Bank of the Russian Federation.

Signatures of the Parties

For the Lender	For the Borrower

Alexander Yurievich Muranov	Pavel Viktorovich Shtark

L.S.	L.S.

Hereby each of the Sureties and Pledgors under Credit Facility Agreement No. 85/13-B dated April 26, 2013:

Mechel Public Joint Stock Company, represented by Oleg Viktorovich Korzhov, General Director, acting on the basis of the Articles of Association,

Mechel Mining Open Joint Stock Company, represented by Igor Vladimirovich Zyuzin, General Director, acting on the basis of the Articles of Association,

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Southern Kuzbass Coal Company Public Joint Stock Company, represented by Pavel Viktorovich Shtark, the General Director of Mechel Mining Management Company Limited Liability Company, acting on the basis of the Agreement on delegation of powers of the executive body of Southern Kuzbass Coal Company Open Joint Stock Company to Mechel Mining Management Company Limited Liability Company dated October 21, 2013 and the Articles of Association;

Korshunov Mining Plant Public Joint Stock Company, represented by Pavel Viktorovich Shtark, the General Director of Mechel Mining Management Company Limited Liability Company, acting on the basis of the Agreement on delegation of powers of the executive body of Korshunov Mining Plant Open Joint Stock Company to Mechel Mining Management Company Limited Liability Company dated October 21, 2013 and the Articles of Association;

Chelyabinsk Metallurgical Plant Public Joint Stock Company, represented by Andrey Alexandrovich Ponomarev, the General Director of Mechel-Steel Management Company Limited Liability Company, acting on the basis of the Agreement on delegation of powers of the executive body of Chelyabinsk Metallurgical Plant Open Joint Stock Company to Mechel-Steel Management Company Limited Liability Company dated June 1, 2012 and the Articles of Association;

Urals Stampings Plant Public Joint Stock Company, represented by Andrey Alexandrovich Ponomarev, the General Director of Mechel-Steel Management Company Limited Liability Company, acting on the basis of the Agreement on delegation of powers of the executive body of Urals Stampings Plant Open Joint Stock Company to Mechel-Steel Management Company Limited Liability Company dated June 1, 2012 and the Articles of Association;

Mecheltrans Limited Liability Company, represented by Alexey Viktorovich Lebedev, the General Director of Mecheltrans Management Company Limited Liability Company, acting on the basis of the Agreement on delegation of powers of the executive body of Mecheltrans Limited Liability Company to a management organization, Mecheltrans Management Company Limited Liability Company, dated December 25, 2013 and the Articles of Association;

Elga-Doroga Limited Liability Company, represented by Pavel Viktorovich Shtark, the General Director of Mechel Mining Management Company Limited Liability Company (Mechel Mining Management Company OOO), acting on the basis of the Agreement on delegation of powers of the executive body to a management company dated July 23, 2016 and the Articles of Association;

confirms its consent to amending Credit Facility Agreement No. 85/13-B dated April 26, 2013 as set forth in this Supplemental Agreement No. 3.

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For Mechel Public Joint Stock Company

/O. V. Korzhov/

For Mechel Mining Open Joint Stock Company

/I. V. Zyuzin/

For Southern Kuzbass Coal Company Public Joint Stock Company

/P. V. Shtark /

For Korshunov Mining Plant Public Joint Stock Company

/P. V. Shtark /

For Chelyabinsk Metallurgical Plant Public Joint Stock Company

/A. A. Ponomarev/

For Urals Stampings Plant Public Joint Stock Company

/A. A. Ponomarev/

For Mecheltrans Limited Liability Company

/A. V. Lebedev/

For Elga-Doroga Limited Liability Company

/P. V. Shtark /

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